Exhibit 6.8

ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

March 26, 2019

Pebble Labs USA Inc., a State of New Mexico corporation, (the “Assignor”); and,

Quara Devices Inc., a State of Wyoming corporation (“Assignee”).

WHEREAS, the Assignor is the owner of all and/or part of any and all intellectual property rights, including all inventions and patent rights therein, copyrights, design rights, trade secrets, confidential information, and any other analogous intangible proprietary rights, whether registered or unregistered, which may subsist anywhere in the world, and all applications for registration or issuance of any of same, including all divisions, continuations, reissues, and extensions thereof, and all rights to file any such applications, and all registrations for any of same; relating to the Improved Fluorescent Resonance Energy Transfer Based Biosensor Proteins and Their Methods of Use Thereof, U.S. Provisional Patent No. 6273,0424 filed on September 12, 2018 (the “IP”);

WHEREAS Assignee desires to acquire all the rights in and to the IP;

WHEREAS as partial consideration for the assignment of the Assignee wishes to re-grant the Assignor certain rights in and to the IP by a License Agreement and Royalty Agreement.

NOW THEREFORE, for and in consideration of

(i) an upfront payment of US$500,000, due on or before November 30, 2019; and

(ii) a grant of a 1.5% royalty of all Net Sales by Assignee and its Affiliates and Sublicenses related to the Patent which is further described in a Research License and Royalty Calculation Agreement which the Assignor and Assignee entered into on March 26, 2019.

Assignor hereby assigns to Assignee ONE HUNDRED PERCENT (100%) of its right, title and interest in the invention and IP and any reissues or extensions and for the entire terms of any patents, reissues or extensions that may issue from foreign applications, divisions, continuations in whole or part or substitute applications filed claiming the benefit of the IP. The right, title and interest conveyed in this Assignment is to be held and enjoyed by Assignee and Assignee’s successors as fully and exclusively as it would have been held and enjoyed by Assignor had this Assignment not been made. Note however that in the event the said upfront payment of US$500,000 is not paid by the Assignee to the Assignor on or before November 30, 2019, then this Assignment of IP Rights is null and void, the Assignor will retain the IP rights and the Assignee will have no rights to the IP.

Assignor further agrees to: (a) cooperate with Assignee in the protection of the patent rights and prosecution and protection of foreign counterparts; (b) execute, verify, acknowledge and deliver all such further papers, including patent applications and instruments of transfer; and (c) perform such other acts as Assignee lawfully may request to obtain or maintain the patents and any and all applications and registrations for the invention in any and all countries.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this agreement. This agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, i.e., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and shall be valid and effective for all purposes.

Pebble Labs USA Inc.		Quara Devices Inc.

BY:	/s/ Michael B. Harrison	BY:	/s/ Rodney W. Reum
NAME:	Michael B. Harrison	NAME:	Rodney W. Reum
TITLE:	C.E.O. and Chairman	TITLE:	Executive Chairman

SCHEDULE A – RESEARCH LICENSE AND ROYALTY CALCULATION AGREEMENT

PEBBLE LABS USA INC.

(Pebble)

and

QUARA DEVICES INC.

(Quara)

RESEARCH LICENSE AND ROYALTY CALCULATION AGREEMENT

THIS AGREEMENT is made the 26th day of March, 2019

B E T WE E N

PEBBLE LABS USA INC. of 433 Paseo de Peralta, Suite 200, Santa Fe, New Mexico 87501 (Pebble);

AND

QUARA DEVICES INC. of 1623 Central Avenue, Ste. 204, Cheyenne, WY 82001. (Quara).

R E C I TA LS

A.	Pebble has assigned the Patent to Quara for a one-time payment of US$500,000 subject to the reservation of the Royalty (the “Assignment”).

B.	As further compensation for the assignment Quara wishes to grant Pebble (I) an exclusive perpetual license to continue its research using the Patent and (ii) a Royalty, as described below.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Agreement and this Agreement means the agreement constituted by this document;

Business Day means a day that is not a Saturday, Sunday or public holiday in New Mexico, U.S.A. or British Columbia, Canada;

Contract Quarter means the three-month periods ending on March 31, June 30, September 30, and December 31 of each Contract Year;

Contract Year means the year beginning January 1;

Execution Date means the date this Agreement has been signed by the last Party to sign it;

Net Sales means the gross value of any and all consideration received by Quara and its Affiliates (collectively “Quara”) from the sale of the Product less the following items directly attributable to the sale of the Product that are specifically identified on the invoice for such sale and borne by Quara as the seller: (a) discounts and rebates actually granted; (b) sales, value added, use and other taxes and government charges actually paid, excluding income taxes; (c) import and export duties actually paid; (d) freight, transport, packing and transit insurance charges actually paid or allowed; and (e) other amounts actually refunded, allowed or credited due to rejections or returns, but not exceeding the original invoiced amount;

Party means a party to this Agreement;

Pebble means Pebble Labs USA Inc., a party to this Agreement and all of its subsidiaries;

Patent means Improved Fluorescent Resonance Energy Transfer Based Biosensor Proteins and their Methods of Use Thereof, U.S. Provisional Patent No. 62730424, filed on September 12, 2018;

Product means biosensors that use the patented technology described in the Patent;

Quarterly Payment Deadline means the day that is forty-five (45) days after the last day of any particular Contract Quarter.

Royalty or Royalties means recurring compensation paid to Pebble being 1.5% of the Net Sales of the Product as reserved in the Assignment.

1.2	Interpretation

In this Agreement unless the context otherwise requires:

(a)	headings are for convenience only and do not affect its interpretation;

(b)	an obligation or liability assumed by, or a right conferred on, 2 or more Parties binds or benefits all of them jointly and each of them severally;

(c)	the expression person includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust;

(d)	a reference to any party includes that party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(e)	a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(f)	a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(g)	words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;

(h)	reference to parties, sections, schedules, exhibits or annexures are references to parties, sections, schedules, exhibits and annexures to or of this Agreement and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;

(i)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning; and

(j)	a reference to $ or dollar is to the currency of the United States of America.

2.	LICENSE

2.1	Grant

Quara grants to Pebble an exclusive perpetual license to make, use, and practice the Patent for research, clinical, teaching, or other non- commercial purposes, but not for purposes of commercial development, use, manufacture, or distribution of any product other than as authorized with the written consent of Quara.

2.2	Limitation of Rights

Pebble shall have no rights with respect to the Patent except as may be expressly granted hereunder. Pebble shall not apply for any patent or other right and shall not divulge or disclose any information, material or documents, concerning this Agreement or the rights contained hereunder or make available in any way or use the aforesaid Product, except as expressly provided in this Agreement, without the prior written consent of Quara.

2.3	Commercial Rights in respect of IP developed using Patent

Pebble agrees that the Patent, or any other intellectual property developed from research facilitated by the Patent, shall not be used as the basis of a commercial product or service or otherwise adapted to circumvent the need for obtaining a license from Quara for the use of the Patent other than as specified by this Agreement or with the written consent of Quara.

3.	ROYALTY

3.1	Licensing Fees paid to Pebble

During the term of this Agreement Quara will pay the Royalty on Net Sales in each Contract Quarter on or before the Quarterly Payment Deadline for such Contract Quarter. The Royalty will be net of any applicable withholding taxes.

3.2	Records and Payment

Utilizing the report form in Appendix 1, Quara will provide to Pebble a quarterly payment and royalty report and payment of the amount due by the Quarterly Payment Deadline.

3.3	Auditing

Quara and its Affiliates will permit Pebble or its representatives, at Pebble’s expense, to periodically examine books, ledgers, and records during regular business hours, at Quara’s or its Affiliate’s place of business, on at least thirty (30) days advance notice, to the extent necessary to verify any payment or report required under this Agreement. For each licensee of Quara, Quara shall obtain such audit rights for Pebble and itself. If Quara conducts an audit of the licensee’s records, Quara will furnish to Pebble a copy of the findings from such audit. No more than one audit of Quara, each Affiliate, and each licensee shall be conducted under this Section 3.3 in any calendar year. If any amounts due to Pebble have been underpaid, then Quara will immediately pay Pebble the amount of such underpayment. Such audits may at Pebble’s sole discretion, consist of a self-audit conducted by Quara at Quara’s expense and certified in writing by an authorized officer of Quara.

4.	FURTHER CONSIDERATION

4.1	Demonstration Units

Quara agrees to provide Pebble, on request, with a reasonable number of units annually of the Product which Pebble may use for research, marketing and commercialization of its own products which are not in violation of the Patent. Pebble will pay Quara for such units of the Product at Quara’s cost of production.

4.2	Option to further Intellectual Property

In the event Pebble produces or acquires further patentable intellectual property that would be of use in creating any further science or products of a similar nature to the Product, such as any other biosensor, Quara shall have the option to purchase each such intellectual property for a fee of US$500,000 and a running royalty of 1.5% of Net Sales (“Option”).

5.	REPRESENTATIONS AND WARRANTIES

5.1	Quara Representations and warranties

As at the Execution Date, Quara warrants and represents to Pebble that:

(a)	incorporation: it is duly incorporated and validly exists under the laws of its place of incorporation;

(b)	corporate power: it has the corporate power to own its assets and to carry on its business as it is now being conducted;

(c)	authority: all consents, licences, approvals and authorisations required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained and are valid and subsisting;

(d)	patents: it is the owner of the Patent or otherwise has the right to grant the licenses granted to Pebble in this Agreement. However, nothing in this Agreement shall be construed as:

(i) a warranty or representation by Quara as to the validity or scope of any of the Patents;

(ii) a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties;

(iii) an obligation to furnish any know-how not provided to the Patents or any services other than those specified in this Agreement; and

(iv) warranty, express of implied that the Products will be developed or will be successful for any commercial use.

5.2	Pebble Representations, Warranties and Covenants

As at the Execution Date, Pebble warrants and represents to and covenants with Quara that:

(a)	incorporation: it is duly incorporated and validly exists under the laws of its place of incorporation;

(b)	corporate power: it has the corporate power to own its assets and to carry on its business as it is now being conducted;

(c)	authority: all consents, licences, approvals and authorisations required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained and are valid and subsisting;

(d)	costs: Pebble will bear all costs and liabilities relating to the conduct of its business, including but not limited to the cost and expense of providing and maintaining its place of business, the wages of its employees, the payment of commissions or other compensation to its agents or independent contractors, and its expenses incurred for or in connection with its performance under or breach of this Agreement;

(e)	no disparagement: to refrain from disparaging Quara and its subsidiaries or its Products, or from otherwise injuring the reputation and good standing of Quara and its subsidiaries;

(f)	potential customer approaches: to immediately notify Quara of any potential purchaser who approaches Pebble in respect of the Product; and

5.3	Survival and repetition of representations and warranties

The representations and warranties in, or given under, this Agreement including, but not limited to, section 5.1 and section 5.2 shall survive the execution of this Agreement.

6.	CONFIDENTIALITY

6.1	Confidential Information

The parties agree to be bound by the terms and conditions of an MNDA made between the Parties dated March 26, 2019 for the entire term of this Agreement.

7.	NOTICES

7.1	Requirements for Notice

Each notice authorised or required to be given to a Party shall be in writing and may be delivered personally or sent by properly addressed and prepaid mail or email in each case addressed to the Party at its address set out in section 7.2, or as the case may be to such other address as it may from time to time notify to the other Parties pursuant to section 7.3.

7.2	Address of Parties

The initial address of the Parties shall be as follows: In the case of Pebble

Address:	433 Paseo De Peralta, Suite 200
Santa Fe, NM 8750
Email:	legal@pebblelabs.com
Attention:	Chief Operating Officer

In the case of Quara:

Address:	1623 Central Avenue, Ste. 204,
Cheyenne, WY, 82001
Email:	rreum@cabglobal.com
Attention:	Chairman

7.3	Change of Address

Each Party may from time to time change its address by giving notice pursuant to section 7.1 to the other Parties.

7.4	Receipt of Notice

Any notice given pursuant to section 7.1 will be conclusively deemed to have been received:

(a)	in the case of personal delivery, on the actual day of delivery if delivered prior to 5 pm (Pacific Daylight Time) on a Business Day or on the next following Business Day if delivered after 5 pm (Pacific Daylight Time) on a Business Day or on a day other than a Business Day;

(b)	if sent by mail, on the fifth clear Business Day after the day of posting; or

(c)	if sent by email, when a delivery confirmation report is received by the sender which records the time that the e-mail was delivered to the addressee’s e-mail address (unless the sender receives a delivery failure notification indicating that the e-mail has not been delivered to the addressee), but if the delivery or receipt is on a day that is not a Business Day or is after 5:00 pm (addressee’s time) it is regarded as received at 9:00 am on the following Business Day.

8.	FURTHER ASSURANCE

Each Party shall sign, execute and do all deeds, acts, documents and things as may reasonably be required by the other Party to effectively carry out and give effect to the terms and intentions of this Agreement.

9.	VARIATION

No modification or alteration of the terms of this Agreement shall be binding unless made in writing dated subsequent to the date of this Agreement and duly executed by the Parties.

10.	ASSIGNMENT

No Party may assign any right or obligation under this Agreement without the prior written consent of the other Party.

11.	SEVERANCE

If any provision of this Agreement is invalid and not enforceable in accordance with its terms, all other provisions which are self-sustaining and capable of separate enforcement without regard to the invalid provision, shall be and continue to be valid and forceful in accordance with their terms.

12.	ENTIRE AGREEMENT

This Agreement shall constitute the sole understanding of the Parties with respect to the subject matter and replaces all other agreements with respect thereto.

13.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the law from time to time in the state of Colorado and the Parties agree to submit to the non-exclusive jurisdiction of the courts of Colorado and the courts which hear appeals therefrom.

BALANCE OF PAGE LEFT BLANK

14.	COUNTERPARTS

This Agreement may be executed in any number of counterparts (including by way of facsimile) each of which shall be deemed for all purposes to be an original and all such counterparts taken together shall be deemed to constitute one and the same instrument.

EXECUTED by the Parties as an agreement.

EXECUTED BY	)
PEBBLE LABS INC.	)
in accordance with its constituent	)
documents and place of incorporation:	)

/s/ Michael B. Harrison
Michael B. Harrison
Chairman and CEO

EXECUTED BY	)
QUARA DEVICES INC.	)
in accordance with its constituent	)
documents and place of incorporation:	)

/s/ Rodney W. Reum
Rodney W. Reum Executive Chairman

Appendix 1

QUARTERLY ROYALTY

REPORT

Period Covered From: _____________________________	Through: ____________________________________

Prepared By: _________________________________	Date: ______________________________________

Approved By: _______________________________	Date: _______________________________________

Product Line Details: Line: _________________________	Trade Name: _________________________________

Report Currency: [ ] U.S. Dollars [ ] Other: ____________________________

Country	Gross Sales	Allowances	Net Sales	Royalty Rate	Royalty Amount
1.5%
1.5%

Total Royalty: ____________________

Conversion Rate: _____________

Total Royalty in U.S. Dollars: __________________

STRICTLY PRIVATE AND CONFIDENTIAL

March 12, 2019

Pebble Labs USA Inc.

433 Paseo de Peralta, Suite 200

Santa Fe, NM, 87501

Attention: Mr. Michael B. Harrison, CEO

Dear Sirs,

RE: Extension of Upfront Payment due under Assignment of Intellectual Property Rights dated March 26, 2019, as amended.

This letter agreement (“Amendment”) is for the purposes of extending certain payment dates in respect of the upfront payment due pursuant to the Assignment of Intellectual Property Rights (the “Agreement”) with respect to Improved Fluorescent Resonance Energy Transfer Based Biosensor Proteins and Their Methods of Use Thereof, U.S. Provisional Patent No. 62730424 between Quara Devices Inc. (“Quara”) and Pebble Labs USA Inc. (“Pebble”) dated March 26, 2019, as amended on November 20, 2019, so as to allow Quara sufficient time to access additional financing.

The parties acknowledge a mutual intent to extend to September 30, 2020 the date for payment of the upfront payment of $500,000 due under the Agreement.

To that end, and for good and valuable consideration sufficiency of which is hereby acknowledged by all parties, the parties agree that the date of payment of the upfront payment of $500,000 due under the Agreement on May 31, 2020 shall be amended to September 30, 2020.

No other provision of the Agreement is amended by this Amendment and the Agreement shall remain in full force and effect in all respects except as amended hereby.

This Amendment and the Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective administrators, representatives, successors, and permitted assigns.

If you are in agreement with the terms of this letter please execute a copy and return it to the undersigned.

This Amendment may be executed by the parties hereto in as many counterparts as may be necessary, and each such agreement so executed shall be deemed to be an original and, provided that all of the parties have executed a counterpart, such counterparts together shall constitute a valid and binding agreement, and notwithstanding the date of execution shall be deemed to bear the date as set forth above. Such executed copy may be transmitted by telecopied facsimile or other electronic method of transmission, and the reproduction of signatures by facsimile or other electronic method of transmission will be treated as binding as if originals.

[SIGNATURE PAGE FOLLOWS]

Quara Devices Inc.

1623 Central Avenue, Ste. 204,

Cheyenne, WY 82001.

QUARA DEVICES INC.

By:	/s/ Rodney W. Reum
Rodney W. Reum
Executive Chairman

Agreed to this 12 day of March, 2020.

PEBBLE LABS USA INC.

By:	/s/ Michael B. Harrison
Michael B. Harrison
CEO

[END OF DOCUMENT]

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